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Uranerz Reports Independent NI 43-101 Uranium Resources on
South Doughstick Property of Arkose Mining Venture

Casper, Wyoming, August 14, 2009 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE Amex: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce that the Arkose Mining Venture (“Arkose”), a joint venture between the Company (81%) and United Nuclear, LLC (19%), has received an independent National Instrument 43-101 (“NI 43-101”) technical report for its South Doughstick Property that estimates a “measured and indicated” mineral resource of approximately 2,287,250 pounds of uranium (eU3O8) at an average grade of 0.121% and an “inferred” mineral resource of approximately 189,305 pounds at an average grade of 0.096% . This mineral resource estimate was completed using accepted methods mandated by NI 43-101 and Canadian Institute of Mining, Metallurgy and Petroleum standards using a GT* cut-off of 0.20. Details of the resources estimate are set out in the tables below, in both a GT* of 0.20 and 0.50:

Arkose Mining Venture South Doughstick Uranium Resources Summary

Sand	Resource	GT* Minimum	Tons	Average Grade % eU3O8	eU3O8 Pounds
100**	Measured	0.20	295,704	0.122	720,596
100	Indicated	0.20	650,163	0.120	1,566,654
100	Inferred	0.20	98,151	0.096	189,305

Sand	Resource	GT* Minimum	Tons	Average Grade % eU3O8	eU3O8 Pounds
100	Measured	0.50	215,780	0.144	623,088
100	Indicated	0.50	498,212	0.138	1,375,074

* GT represents grade times thickness and is calculated by multiplying eU3O8 grade (in percent) by gamma anomaly thickness (in feet) as determined from down-hole radiometric probing. For example, a drill hole that has 10 feet of 0.10% uranium mineralization has a GT of 1.0 and would be considered a good hole by ISR mining standards.

** The 100 Sand is part of a sequence of sands in the Wasatch Formation which range in ascending order by 10s from 70 to 140 (70, 80, 90, etc.). The 100 sand is equivalent to the A sand, which is the principal mineralized sand at the proposed Nichols Ranch ISR uranium facility. The 90 Sand is located 70 to 100 feet below the 100 sand.

This is the first resource to be reported on a project within the Arkose Mining Venture. In February of 2008 Uranerz filed a technical report that presented an estimate of the potential uranium exploration target on the Arkose property pursuant to NI 43-101. Based on a conceptual model developed by the authors of that technical report, the potential exploration target of uranium mineralized alteration-reduction fronts is approximately 105 miles and, in aggregate, has the potential to contain from 41 million to 79 million pounds of U308 at a potential grade ranging from 0.059% to 0.114% . Alteration-reduction trends in the Powder River Basin of Wyoming are typically composed of multiple, stacked roll front deposits that often contain associated uranium mineralization amenable to in-situ recovery (“ISR”) mining techniques. Uranerz has previously reported that leach amenability studies performed on sample cores obtained from the South Doughstick property showed the uranium recovery percentage as 87.8% .

“We are excited to be able to continue to grow the Company’s resource base within our large property holdings in the Powder River Basin. Considering that the proposed Nichols Ranch ISR uranium facility site is only 2 to 3 miles away, additional mineralization can only further enhance Uranerz’ position in this area of Wyoming,” said Bruce Larson, Manager of the Arkose Mining Venture.

The South Doughstick property is located in Campbell and Johnson Counties in the Pumpkin Buttes Uranium Mining District of the Powder River Basin, approximately 60 air miles northeast of Casper, Wyoming. During the latter half of 2008 and the first half of 2009 Arkose completed 331 exploratory drill holes on the South Doughstick property. The results of that drilling program were the primary source of information and data for the NI-43-101 technical report on the South Doughstick property.

The NI 43-101 technical report, entitled “Technical Report, South Doughstick Property, Campbell and Johnson Counties, Wyoming, U.S.A.” and dated August 11, 2009, was authored by Mr. Douglass Graves, P.E., of TREC, Inc., who is an “independent person” as defined by NI 43-101. Mr. Graves has reviewed and verified the technical disclosure provided in this news release. The NI 43-101 technical report has been filed by the Company and will soon be available on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com

About Uranerz
Uranerz Energy Corporation is a uranium exploration company focused on achieving commercial production. The Company has applied for permits to develop two of its properties in the Powder River Basin area of Wyoming into commercial in-situ recovery (“ISR”) uranium mines. These permits are required for the Company to produce uranium yellowcake concentrate which can be sold directly to utilities to manufacture fuel used in nuclear power plants.

Members of the Uranerz management team have specialized expertise in the ISR uranium mining method, and the Company collectively owns or controls (including through its interest in the Arkose Mining Venture) approximately 124,600 acres (50,425 hectares or 195 square miles) in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming, U.S.A., an area well-known for hosting uranium-mineralized roll fronts often amenable to ISR mining techniques.

The mine plan for the Nichols Ranch Uranium ISR Project includes construction of a central processing facility at the Nichols Ranch property and a satellite ion exchange facility at the Hank property. The production level from these two properties is planned to be in the range of 600,000 to 800,000 pounds per year (as U3O8). The central processing facility is planned for a licensed capacity of 2 million pounds per year of uranium (as U3O8). It is intended that this facility will process uranium-bearing well-field solutions from Nichols Ranch, as well as uranium-loaded resin transported from the Hank satellite facility, plus uranium-loaded resin from any additional satellite deposits that may be developed on Uranerz’ other Powder River Basin properties. This centralized design enhances the economics of the Company’s potential additional satellite projects by maximizing production capacity while minimizing further capital expenditures on processing facilities. The project is progressing through detailed engineering and design. Commencement of operations at the Nichols Ranch Uranium ISR Project is dependent on receipt of required regulatory approvals.

Commercial ISR uranium mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mine currently owned and operated by Cameco Resources Inc. and from the Irigaray-Christensen Ranch ISR mine located in the Pumpkin Buttes uranium mining district (presently on stand-by, but re-start of operations has been announced).

ISR mining comprised 28% of global uranium production in 2008 according to the World Nuclear Association. Wyoming ISR advantages include low capital costs, low operating costs, and low environmental impact. Wyoming is the largest uranium producer in the United States with a long ISR history and has the largest known uranium resource base in the U.S. Uranerz management has a record of licensing, constructing, and operating commercial ISR projects.

Further Information
For further information, contact the Company’s Investor Relations department at 1-800-689-1659 or please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on the SEDAR website at www.sedar.com. The technical reports referenced in this news release will be located on the Company’s web site at http://www.uranerz.com/s/TechnicalReports.asp .

Cautionary statement
All mineral resources disclosed in this press release and in the NI 43-101 technical reports referenced herein have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as "NI 43-101". The NI 43-101 technical report on the Arkose property dated February 27, 2008 includes estimations of potential mineral resources for further targeted exploration by the issuer, disclosed pursuant to the applicable provisions of NI 43-101. As a company listed on the TSX, we are required by Canadian law to provide disclosure in accordance with NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the Industry Guide 7 ("Guide 7") of the U.S. Securities and Exchange Commission (the "SEC"). NI 43-101 and Guide 7 standards are substantially different. The terms "mineral reserve", "proven mineral reserve" and "probable mineral reserve" are Canadian mining terms as defined in accordance with NI 43-101. These definitions differ from the definitions in Guide 7. Under Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

This press release and the NI 43-101 technical reports referenced herein uses or may use the terms "mineral resource," "measured mineral resource," "indicated mineral resource", "inferred mineral resource", “potential uranium exploration target”, “potential mineral resource”, “potential mineral deposit” and “potential target mineral resource”. We advise investors that these terms are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into Guide 7 reserves. “Potential target mineral resources” are strictly uncertain as to their existence, and strictly uncertain as to their economic and legal feasibility. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of a potential target resource or an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of any mineral resource exists or is economically or legally mineable. Disclosure of "contained pounds" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in-place tonnage and grade without reference to unit measures.

Forward-looking statements
This press release may contain or refer to "forward-looking information" and "forward-looking statements" within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements with respect to resource estimates, permitting and development activities, projections, our planned exploration and drilling programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements, except as required by law.